Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated June 29, 2021, except for Notes 1 and 4 which are dated July 26, 2021, and Note 5 which is dated September 27, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Singularity Acquisition Corp. as of June 8, 2021 and for the period from May 13, 2021 (inception) through June 8, 2021, included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York
September 27, 2021